Kingsway Announces Signing Of Non-Binding Letter Of Intent To Sell Its Holdings of Atlas Preferred Shares

Toronto, Ontario (July 8, 2013) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) announced today that it has entered into a non-binding letter of intent with Atlas Financial Holdings, Inc. (“Atlas”) to sell its holdings of Atlas preferred shares for 90% of liquidation value, or $16.2 million. This transaction is to be structured as follows:

•	Upon execution of definitive agreements, Atlas will pay Kingsway $7.5 million in cash.

•	The remaining sale proceeds are expected to be funded primarily from cash raised by Atlas from the exercise of outstanding Atlas warrants which expire on December 31, 2013.

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Any amounts which remain unpaid after December 31, 2013 are intended to be reflected in promissory notes with due dates not later than April 30, 2014. To the extent there is a balance owing, an annual interest rate of 4.5% will apply to such balance through the final payment date.

The parties will not be legally bound to this transaction until definitive agreements are executed.
About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including, without limitation, our potential inability to complete the proposed rights offering. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company's 2012 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.